1 Mercury Systems, Inc. Amended and Restated Compensation Recoupment Policy ARTICLE A. PURPOSE AND GENERAL TERMS Section A-1. Purpose. Mercury Systems, Inc. (the “Company”) has adopted this Amended and Restated Compensation Recoupment Policy (this “Policy”) to: (a) implement a mandatory clawback policy in the event of a Restatement in compliance with the Applicable Rules, which is set forth in Article B of this Policy; and (b) maintain good governance of the Company’s compensatory programs in the best interests of the Company and its stockholders. Any capitalized terms used, but not immediately defined, in this Policy have the meanings set forth in Section A-6 or Section B-1, as applicable. Section A-2. Administration. This Policy shall be administered in the sole discretion of the Committee. The Committee shall have the discretion to interpret the Policy and make all determinations with respect to this Policy. Without limiting the forgoing, Article B of this Policy shall be interpreted in a manner that is consistent with the requirements of the Applicable Rules, and compliance with this Policy shall not be waived by the Committee, the Board, or the Company in any respect. Any interpretations and determinations made by the Committee shall be final and binding on all affected individuals. Section A-3. Effective Date. This Policy, as amended and restated, is effective as of September 13, 2023 (the “Effective Date”), and supersedes the Company’s prior Clawback Policy dated October 22, 2013, as of the Effective Date, as well as the prior Policy adopted on August 31, 2023. Section A-4. Amendment. The Committee may amend this Policy from time to time in its discretion, subject to any limitations under applicable law or listing standard, including, in the case of Article B, the Applicable Rules. Without limiting the forgoing, the Committee may amend this Policy as it deems necessary to reflect any amendment of the Applicable Rules or regulations or guidance issued under the Applicable Rules. Section A-5. No Substitution of Rights; Non-Exhaustive Rights.

2 Any right of recoupment under this Policy (or Article hereof) is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to (a) the Company’s 2018 Stock Incentive Plan, as amended, or any successor plan thereto, the Company’s annual incentive plan or any other incentive plan of the Company or any of its subsidiaries or affiliates, (b) the terms of any recoupment policy or provision in any employment agreement, compensation agreement or arrangement, or other agreement, or (c) any other legal remedies available to the Company under applicable law. In addition to recovery of compensation as provided for in this Policy, the Company may take any and all other actions as it deems necessary, appropriate and in the Company’s best interest in connection with a Triggering Event, including termination of an Executive Officer’s employment and initiating legal action against an Executive Officer, and nothing in this Policy limits the Company’s rights to take any such or other appropriate actions. Section A-6. Defined Terms. The following capitalized terms used in this Policy have the following meanings: (a) “Applicable Rules” means Section 10D of the Exchange Act and Rule 10D-1 promulgated thereunder and Listing Rule 5608 of the Listing Rules of The Nasdaq Stock Market. (b) “Board” means the Board of Directors of the Company. (c) “Clawback Compensation” means Incentive-Based Compensation, as determined to be subject to repayment pursuant to this Policy. (d) “Committee” means the Human Capital and Compensation Committee of the Company, or, in the absence of such committee, a majority of independent directors serving on the Board. (e) “Exchange Act” means the Securities Exchange Act of 1934, as amended. (f) “Regulators” means, as applicable, the Securities and Exchange Commission and the Nasdaq Stock Market (“Nasdaq”). (g) “Triggering Event” means a required recoupment of Incentive-Based Compensation contemplated by Article B. ARTICLE B. DODD-FRANK REQUIRED RECOUPMENT POLICY FOR EXECUTIVE OFFICERS Section B-1. Specific Defined Terms. For the purposes of this Article B, the following terms have the following meanings, which will be interpreted to comply with the Applicable Rules: (a) “Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any

3 other person who performs similar significant policy-making functions for the Company. Any executive officer of any of the Company’s parents or subsidiaries is an “Executive Officer” for purposes of this Policy if such executive officer performs significant policy-making function described in the preceding sentence for the Company. Each officer of the Company identified as an executive officer for the purposes of 17 CFR § 229.401(b) shall be an “Executive Officer” for the purposes of this Policy. (b) “Financial Reporting Measures” means (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, (ii) the Company’s stock price, and (iii) total shareholder return in respect of the Company. A “Financial Reporting Measure” need not be presented within the financial statements or included in a filing with the SEC. “Financial Reporting Measures” include, but are not limited to, the following examples: (i) revenues; (ii) net income; (iii) operating income; (iv) profitability of one or more reportable segments; (v) financial ratios (e.g., accounts receivable turnover and inventory turnover rates); (vi) net assets or net asset value per share; (vii) earnings before interest, taxes, depreciation and amortization, and related adjustments; (viii) funds from operations and adjusted funds from operations; (ix) liquidity measures (e.g., working capital, operating cash flow, free cash flow); (x) return measures (e.g., return on invested capital, return on assets); (xi) earnings measures (e.g., earnings per share); (xii) any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an accounting restatement; and (xiii) tax basis income. (c) “Incentive-Based Compensation” means (i) any compensation that is granted, earned, or vested, based wholly or in part upon the attainment of a Financial Reporting Measure or (ii) any other compensation that is granted, earned or vested in connection with a Time-Based Equity Award. Incentive-Based Compensation does not include, among other forms of compensation, bonus awards that are discretionary or based on subjective goals or goals unrelated to Financial Reporting Measures. (d) “Received” – Incentive-Based Compensation is deemed “Received” for the purposes of this Policy either (i) in the Company’s fiscal period during which the Financial Reporting Measure applicable to the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period or (ii) with respect to Time-Based Equity Awards, in the Company’s fiscal period during which the award vests, even if the issuance of stock in respect of the vested award (such as the delivery of shares in respect of vested restricted stock units) occurs at a later date. (e) “Recovery Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare a Restatement, which date is the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement or (ii) a date that a court, regulator or other legally authorized body directs the Company to prepare a Restatement. (f) “Restatement” means that the Company is required to prepare an accounting restatement due to a material noncompliance of the Company with any financial reporting requirement under the

4 securities laws, including (i) any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. (g) “Time-Based Equity Award” means any stock-based award that vests exclusively upon completion of a specified employment period, and without any performance condition. Section B-2. Recovery on a Restatement. In the event the Company is required to prepare a Restatement, the Company shall reasonably promptly recover from an Executive Officer the amount of any erroneously awarded Incentive-Based Compensation that is Received by such Executive Officer during the Recovery Period. The amount of erroneously Received Incentive-Based Compensation will be the excess of the Incentive-Based Compensation Received by the Executive Officer (whether in cash or shares) based on the erroneous data in the original financial statements over the Incentive-Based Compensation (whether in cash or in shares) that would have been Received by the Executive Officer had such Incentive-Based Compensation been based on the restated results, without respect to any tax liabilities incurred or paid by the Executive Officer. Without limiting the forgoing, for Incentive-Based Compensation based on the Company’s stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Restatement, (A) the amount shall be based on the Company’s reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received and (B) the Company shall maintain documentation of the determination of that reasonable estimate and provide such estimate to Nasdaq to the extent legally required. Section B-3. Coverage. This Article B covers all persons who are Executive Officers at any time during the Recovery Period for which Incentive-Based Compensation is Received. Incentive-Based Compensation shall not be recovered under this Article B to the extent Received by any person before the date the person served as an Executive Officer. Subsequent changes in an Executive Officer’s employment status, including retirement or termination of employment, do not affect the Company’s right to recover Incentive-Based Compensation pursuant to this Article B. Article B of this Policy shall apply to Incentive-Based Compensation that is Received by any Executive Officer on or after the Effective Date and that results from attainment of a Financial Reporting Measure based on or derived from financial information for any fiscal period ending on or after the Effective Date. Section B-4. Methods of Recovery; Limited Exceptions. The Committee shall determine, in its sole discretion, the method of recovering any Incentive-Based Compensation Received pursuant to this Article B, consistent with applicable law, which may include, without limitation, the methods of recovery described in Article C.

5 No recovery shall be required if any of the following conditions are met and the Committee determines that, on such basis, recovery would be impracticable: (a) the direct expense paid to a third party to assist in enforcing this Article B would exceed the amount to be recovered; provided that prior to making a determination that it would be impracticable to recover any Incentive-Based Compensation based on the expense of enforcement, the Company shall (A) have made a reasonable attempt to recover the Incentive- Based Compensation, (B) have documented such reasonable attempts to recover, and (C) provide the documentation to Nasdaq; (b) recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that, prior to making a determination that it would be impracticable to recover any Incentive-Based Compensation based on a violation of home country law, the Company shall (A) have obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such violation, and (B) provide a copy of such opinion to Nasdaq; or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and U.S. Treasury regulations promulgated thereunder. Section B-5. Reporting; Disclosure; Monitoring. The Company shall make all required disclosures and filings with the Regulators with respect to this Policy in accordance with the requirements of the Applicable Rules, and any other requirements applicable to the Company, including the disclosures required in connection with SEC filings. ARTICLE C. METHODS OF RECOVERY Section C-1. Subject to Section B-4, in the event of a Triggering Event, to the extent permitted by applicable law, the Company shall, as determined by the Committee in its sole discretion, take any such actions as it deems necessary or appropriate to recover Clawback Compensation. The actions may include, without limitation (and as applicable): (a) forfeit, reduce or cancel any Clawback Compensation (whether vested or unvested) that has not been distributed or otherwise settled; (b) seek recovery of any Clawback Compensation that was previously paid to the Executive Officer; (c) seek recovery of any amounts realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based Clawback Compensation; (d) recoup any amount in respect of Clawback Compensation that was contributed or deferred to a plan that takes into account Clawback Compensation (excluding certain tax-qualified plans, but including deferred compensation plans, long-term disability insurance, life insurance, and supplemental executive retirement plans) and any earnings accrued on such Clawback Compensation;

6 (e) except as otherwise required by Article B, determine whether Clawback Compensation should be recouped on a pre-tax or after-tax basis; (f) offset, withhold or eliminate any compensation that could be paid or awarded to the Executive Officer after the date of determination; and (g) take any other remedial and recovery action permitted by law, as determined by the Committee. In addition, the Committee may authorize legal action for breach of fiduciary duty or other violation of law and take such other actions to enforce the Executive Officer’s obligations to the Company as the Committee deems appropriate. Section C.2 No Indemnification. The Company shall not indemnify any current or former Executive Officer against the loss of erroneously awarded compensation, and shall not pay or reimburse any Executive Officer for premiums incurred or paid for any insurance policy to fund such Executive Officer’s potential recovery obligations.